Exhibit 4.2
$50,000,000
VECTOR GROUP LTD.
6.75% Variable Interest Senior Convertible Notes due 2014
PURCHASE AGREEMENT
May 11, 2009
Frost Nevada Investments Trust
4400 Biscayne Blvd., 15th Floor
Miami, FL 33137
Attention: Dr. Phillip Frost, Trustee
Ladies and Gentlemen:
     Vector Group Ltd., a Delaware corporation (the “Issuer”), hereby agrees with you as follows:
     1. Issuance of Notes. Subject to the terms and conditions set forth in this Purchase Agreement (this “Agreement”), the Issuer agrees to issue and sell to Frost Nevada Investments Trust (the “Purchaser”) its 6.75% Variable Interest Senior Convertible Notes due 2014, substantially in the form attached hereto as Exhibit A, in an initial aggregate outstanding principal amount (the “Initial Aggregate Principal Amount”) of $50.0 million (such notes, and all notes from time to time replacing such notes from time to time outstanding, in an aggregate outstanding principal amount not to exceed at any time the Initial Aggregate Principal Amount, being the “Notes”; and this Agreement and the Notes, being collectively, the “Operative Documents”), as the Initial Aggregate Principal Amount may be reduced pursuant to the penultimate sentence of this paragraph. The Notes will be convertible into shares of the Issuer’s common stock, par value $0.10 per share (the “Common Stock”; the Common Stock into which the Notes may be so converted, the “Conversion Stock”; and the Conversion Stock and the Notes being, collectively, the “Securities”), in accordance with the terms of the Notes. Upon each such conversion, the Initial Aggregate Principal Amount shall be automatically reduced by the principal amount of the Notes subject to such conversion. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Notes.
     The Notes will be offered and sold to the Purchaser pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Act”). Upon original issuance thereof, and so long as required under applicable requirements of the Act, the Notes shall bear the legend regarding transfer restrictions under the Act set forth in Section 6(l) hereof.

     2. Agreement to Sell and Purchase. On the basis of the representations, warranties and covenants contained in this Agreement, and subject to its terms and conditions, the Issuer agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Issuer, the Notes in the Initial Aggregate Principal Amount of $50.0 million at a purchase price equal to such Initial Aggregate Principal Amount (the “Purchase Price”).
     3. Delivery and Payment.
     (a) Delivery of, and payment of the Purchase Price for, the Notes (the “Closing”), shall be made at 10:00 a.m., Eastern time, on May 11, 2009 or such other date as may be agreed upon by the Purchaser and the Issuer (the “Closing Date”), at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173, or such other time or place as the Purchaser and the Issuer shall designate, all in accordance with Section 3(b) hereof.
     (b) At the Closing, the Issuer shall deliver to the Purchaser (or to such other designee(s) as the Purchaser shall direct at least one business day prior to the Closing) one or more original Notes in an aggregate principal amount of $50.0 million (in each case with any transfer taxes thereon duly paid by the Issuer), against payment by the Purchaser of the Purchase Price by, at the option of the Purchaser, (i) wire transfer in same day funds to the order of the Issuer (provided, that the Issuer shall give the Purchaser at least two business days’ prior written notice of the information required to effect such wire transfer), (ii) tendering and delivering to the Issuer an aggregate principal amount of the Issuer’s 5.0% Variable Interest Senior Convertible Notes Due 2011 (the “5.0% Notes”), valued for payment of the Purchase Price at 107% of the aggregate principal amount thereof, or (iii) a combination of the methods set forth in clauses (i) and (ii).
     4. Agreements of the Issuer. THE ISSUER HEREBY AGREES WITH THE PURCHASER AS FOLLOWS:
     (a) So long as the Notes are outstanding, (i) to deliver via overnight courier and make generally available as soon as practicable but no later than 60 days after the end of each fiscal year to the record holders of the Notes an audited financial report of the Issuer on a consolidated basis, all such financial reports to include a consolidated balance sheet, a consolidated statement of operations, a consolidated statement of cash flows and a consolidated statement of shareholders’ equity as of the end of and for such fiscal year, together with comparable information as of the end of and for the preceding year, certified by the Issuer’s independent public accountants and (ii) to deliver via overnight courier and make generally available as soon as practicable but no later than 40 days after the end of each quarterly period (except for the last quarterly period of each fiscal year) to such holders, a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows (and similar financial reports of all unconsolidated subsidiaries, if any) as of the end of and for such period, and for the period from the beginning of such year to the close of such quarterly period, together with comparable information for the corresponding periods of the preceding year. Notwithstanding the foregoing, the filing of information required herein with the Securities and Exchange Commission (“SEC”) on its EDGAR database system within the time periods prescribed by the SEC (taking into account allowable extensions) shall satisfy the requirements of this Section 4(a).

     (b) So long as the Notes are outstanding, to furnish to the Purchaser as soon as reasonably practicable, copies of all reports or other communications (A) furnished by the Issuer to its security holders, (B) furnished to or filed with the SEC or any national securities exchange on which any class of securities of the Issuer is listed or (C) delivered pursuant to the Notes and such other publicly available information concerning the Issuer as the Purchaser may reasonably request; provided, however, that any such report, communication or information available on the SEC’s EDGAR database system need not be furnished pursuant to this Section 4(b).
     (c) So long as the Notes remain outstanding and during any period in which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, to make available to any holder of Notes in connection with any sale thereof and any prospective purchaser of such Notes from such holder, the information (“Rule 144A Information”) required by Rule 144A(d)(4) under the Act.
     (d) So long as the Notes remain outstanding, to reserve and keep available at all times, free of preemptive rights, a sufficient number of authorized shares of its Common Stock for the purpose of enabling the Issuer to satisfy its obligations to issue such Common Stock as Conversion Stock upon conversion of the Notes.
     (e) To use commercially reasonable efforts to cause all shares of Conversion Stock issuable upon conversion of the Notes to be listed on The New York Stock Exchange or on such other national securities exchange or automated quotation system on which the Issuer’s Common Stock may then be traded or listed so long as such Conversion Stock remains registered under the Exchange Act.
     (f) To continue to maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Issuer, a registrar for the Conversion Stock.
     (g) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of the obligations of the Issuer under this Agreement, including: (i) the fees, disbursements and expenses of counsel to the Issuer and accountants of the Issuer in connection with the sale and delivery of the Notes to the Purchaser, (ii) all costs and expenses related to the transfer and delivery of the Notes to the Purchaser, including any transfer or other taxes payable thereon, (iii) all costs of printing or producing this Agreement, the other Operative Documents and any other agreements or documents in connection with the offering, purchase, sale or delivery of the Notes, (iv) all expenses in connection with the registration or qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states and all costs of printing or producing any preliminary and supplemental Blue Sky memoranda in connection therewith (including the filing fees and fees and disbursements of counsel for the Purchaser in connection with such registration or qualification and memoranda relating thereto), (v) the cost of printing certificates representing the Notes, (vi) the listing fee of The New York Stock Exchange or such other national securities exchange or automated quotation system on which the Issuer’s capital stock may be traded with respect to any Conversion Stock issued upon conversion of the Notes, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) all costs and expenses of the Registration Statement, as set forth in the Notes and (ix) all other costs and expenses incident to the performance of the obligations of the Issuer under this Agreement and the other Operative Documents for which provision is not otherwise made in this Section 4(g).

     (h)Not to, and to ensure that no affiliate (as defined in Rule 501(b) under the Act) of the Issuer will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Act of the sale of the Notes to the Purchaser.
     (i) To the extent permitted by applicable law, not to voluntarily claim, and to actively resist any attempts to claim, the benefit of any usury laws against the holders of any Notes.
     (j) To validly execute and deliver the Notes.
     (k) Not to become, at any time prior to the expiration of three years after the Closing Date, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 10 of the Investment Company Act of 1940, as amended.
     (l) To pay all stamp, documentary and transfer taxes and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the sale thereof to the Purchaser.
     (m) To perform and comply with the covenants of the Issuer that are set forth in the Notes.
     5. Representations and Warranties of the Issuer. As of the date hereof and as of the Closing Date, the Issuer represents and warrants to the Purchaser that:
     (a) Organization and Qualification. The Issuer and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Issuer, directly or indirectly, owns capital stock or holds an equity or similar interest that exceeds 50% of the aggregate outstanding equity or similar interests of such entity) are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their material properties and to carry on their business as now being conducted in all material respects. Each of the Issuer and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, assets, results of operations, or condition (financial or otherwise) of the Issuer and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and by the other Operative Documents taken as a whole or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Issuer to perform its obligations under the Operative Documents. The Issuer has no Subsidiaries except as set forth on Schedule 5(a).

     (b) Authorization; Enforcement; Validity. The Issuer has the requisite corporate power and authority to enter into and perform its obligations under each of the Operative Documents and to issue the Notes in accordance with the terms hereof. The execution and delivery of this Agreement and the other Operative Documents by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes, the reservation for issuance, and the issuance of the Conversion Stock issuable upon conversion of any Notes, have been duly authorized by the Issuer’s Board of Directors and (other than the filing with the SEC of one or more Registration Statements as may be required by federal and state securities laws with respect to the Issuer’s registration obligations under the Notes and such filings as may be required by and with the New York Stock Exchange LLC (the “Principal Market”) with respect to the transactions contemplated hereby), no further consent or authorization by the Issuer, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by the Issuer and is, and upon execution and delivery of the other Operative Documents by the Issuer, each of the Operative Documents will be, the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting creditors’ rights and remedies generally.
     (c) Issuance of Notes. The Notes are duly authorized and upon issuance, shall be free from all taxes, liens and charges with respect to the issue thereof. As of the Closing Date, a number of shares of Common Stock shall have been duly authorized and reserved for issuance, free of pre-emptive rights, and sufficient for the purpose of enabling the Issuer to satisfy all obligations to issue the Conversion Stock upon conversion of all of the Notes. Upon conversion of Notes into Conversion Stock in accordance with their terms, the Conversion Stock will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock.
     (d) No Conflicts. The execution, delivery and performance of this Agreement and the other Operative Documents by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and reservation for issuance and issuance of the Conversion Stock) will not (i) result in a violation of the Issuer’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), or the Issuer’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Issuer or any of its Subsidiaries is a party, or (iii) (so long as the Issuer obtains all consents, authorizations and orders and makes all filings and registrations specified in Section 5(e) below) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Issuer or any of its Subsidiaries or by which any property or asset of the Issuer or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a Material Adverse Effect.

     (e) Consents. The Issuer is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Operative Documents, in each case in accordance with the terms hereof or thereof, other than as may be required by federal and state securities laws and the rules and regulations of the Principal Market with respect to the Issuer’s registration obligations under the Notes. All consents, authorizations, orders, filings and registrations which the Issuer is required to obtain or make pursuant to the preceding sentence have been (or will be) obtained or made on or prior to the Closing Date.
     (f) No General Solicitation. Neither of the Issuer nor any of its respective affiliates or other persons acting on behalf of the Issuer have offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act, and the Issuer, any affiliate of the Issuer and any person acting on behalf of the Issuer have complied with and will implement the “offering restrictions” within the meaning of such Rule 902; provided that no representation is made in this subsection with respect to the actions of the Purchaser.
     (g) No Broker’s Fees. The Issuer has not engaged any broker, finder, commission agent or other person in connection with the transactions contemplated in the Operative Documents, and the Issuer is not under any obligation to pay any broker’s fee or commission in connection with such transactions.
     (h) Application of Takeover Protections; Rights Agreement. The Issuer has taken all necessary action in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the State of Delaware which is or could become applicable as a result of the transactions contemplated by this Agreement, including, without limitation, the Issuer’s issuance of the Notes and the Conversion Stock. The Issuer has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Issuer.

     (i) SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Issuer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”) and none of the SEC Documents, when filed by the Issuer and as of the date such statements were made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the SEC Documents, as they may have been subsequently amended by filings made by the Issuer with the SEC prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. As of their respective dates, the financial statements of the Issuer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Issuer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     (j) Full Disclosure. No representation or warranty or other statement made by the Issuer or any Affiliate of the Issuer in this Agreement or the Operative Documents contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
     (k) Accounting Controls and Disclosure Controls. The Issuer and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     The Issuer and its Subsidiaries have established and maintain “internal control over financial reporting” and “disclosure controls and procedures,” in each case as required by Rule 13a-15 under the Exchange Act. To the knowledge of the Issuer, the Issuer’s internal control over financial reporting and disclosure controls and procedures are effective at a reasonable assurance level to perform the functions for which they were designed and established. Since the end of the Issuer’s most recent audited fiscal year, there has been (i) no material weakness in the Issuer’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Issuer’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Issuer’s internal control over financial reporting.

     (l) Compliance with the Sarbanes-Oxley Act. During the two (2) years prior to the date hereof, there has been no failure on the part of the Issuer or, to the knowledge of the Issuer, any of the Issuer’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.
     (m) Delivery of Certificates. Each certificate signed by any officer of the Issuer delivered to the Purchaser shall be deemed a representation and warranty by the Issuer (and not individually by such officer) to the Purchaser with respect to the matters covered thereby.
     (n) Commercially Reasonable Efforts. The Issuer agrees to use its commercially reasonable efforts to do and perform all things required or necessary to be done and performed under this Agreement thereby prior to the Closing Date and to satisfy all conditions precedent to the sale of the Notes set forth in Section 7(a).
     The Issuer acknowledges that the Purchaser will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.
     6. Representations, Warranties and Agreements of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Issuer that:
     (a) Organization and Qualification. The Purchaser is a trust duly organized or formed and validly existing in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable), and has the requisite power and authority to own its material properties and to carry on its business as now being conducted in all material respects.
     (b) Authorization; Enforcement; Validity. The Purchaser has the requisite power and authority to enter into and perform its obligations under each of the Operative Documents to which it is a party. The execution and delivery by the Purchaser of this Agreement and the other Operative Documents to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by the Purchaser and no further consent or authorization is required by the Purchaser or its beneficiary or beneficiaries, as the case may be. This Agreement has been duly executed and delivered by the Purchaser and is, and upon execution and delivery by the Purchaser of the other Operative Documents to which it is a party, such Operative Documents will be, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting creditors’ rights and remedies generally.
     (c) No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the other Operative Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the Purchaser’s articles or certificate of incorporation, as amended or bylaws, as amended (or other governing documents), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) (so long as the Purchaser obtains all consents, authorizations and orders and makes all filings and registrations specified in Section 6(d) below) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except, in the case of clauses (ii) and (iii), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the authority or ability of the Purchaser to perform its obligations under the Operative Documents.

     (d) Consents. Except for (i) compliance with any filings and notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) which may be required in the future in connection with conversion of the Notes and (ii) any filings required under the Exchange Act, the Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Operative Documents to which it is a party, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Purchaser is required to obtain or make pursuant to the preceding sentence have been (or will be) obtained or made on or prior to the Closing Date.
     (e) Sufficiency of Funds. The Purchaser has, and will have at the Closing, sufficient funds and/or 5.0% Notes available to pay the Purchase Price for the Notes.
     (f) No Broker’s Fees. The Purchaser has not engaged any broker, finder, commission agent or other person in connection with the transactions contemplated in the Operative Documents, and the Purchaser is not under any obligation to pay any broker’s fee or commission in connection with such transactions.
     (g) Investor Status. The Purchaser is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Act (an “Accredited Investor”) and/or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Act (a “Qualified Institutional Buyer” or “QIB”) with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities. The Purchaser is acquiring the Securities for its own account and is not acquiring the Securities with a view to any distribution thereof or with any present intention of offering or selling any of the Securities in a transaction that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction.
     (h) Reliance on Exemptions. The Purchaser understands that the Securities are being offered and issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and the Issuer is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities. The Purchaser also understands that the Securities may not be offered or sold except pursuant to an effective registration statement under the Act or pursuant to an applicable exemption from registration under the Act. The Purchaser further understands that the exemption from registration afforded by Rule 144 promulgated under the Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

     (i) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Issuer and materials relating to the offer and sale of the Securities which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Issuer. The Purchaser understands that its investment in the Securities involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.
     (j) No Governmental Review. The Purchaser understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities, nor have such Governmental Authorities passed upon or endorsed the merits of the offering of the Securities.
     (k) Transfer or Resale. The Purchaser understands that the Securities have not been and are not being registered under the Act or any state securities laws (except as provided in the Notes), and may not be offered for sale, sold, assigned or transferred unless (a)(i) subsequently registered thereunder, (ii) the Purchaser shall have delivered to the Issuer an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (iii) the Purchaser provides the Issuer with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Act (or, in each case, a successor rule thereto) and (b) the Purchaser otherwise complies with the restrictions on transfer set forth in the Notes.
     (l) Legends. The Purchaser understands that the certificates or other instruments representing the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

     (m) Commercially Reasonable Efforts. The Purchaser agrees to use its commercially reasonable efforts to do and perform all things required or necessary to be done and performed under this Agreement thereby prior to the Closing Date and to satisfy all conditions precedent to the sale of the Notes set forth in Section 7(b).
     The Purchaser acknowledges that the Issuer will rely upon the accuracy and truth of the foregoing representations and the Purchaser hereby consents to such reliance.
     7. Conditions of Obligations.
     (a) The obligations of the Purchaser to purchase the Notes under this Agreement on the Closing Date are subject to the satisfaction of each of the following conditions:
     (i) All the representations and warranties of the Issuer contained in this Agreement that are not modified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all of the representations and warranties of the Issuer contained in this Agreement that are modified by materiality or Material Adverse Effect shall be true and correct, in each case, as of the date hereof and on the Closing Date with the same force and effect as if made on and as of the Closing Date. The Issuer shall have performed all covenants and agreements, in all material respects, and satisfied all conditions, in all material respects, on its part to be performed or satisfied at or prior to the Closing Date.
     (ii) The Purchaser shall have received on the Closing Date a certificate dated the Closing Date signed by the President or any Vice President and the Chief Financial Officer of the Issuer
          (A) stating that the representations and warranties of the Issuer contained in this Agreement that are not modified by materiality or Material Adverse Effect are true and correct, in all material respects, and all representations and warranties of the Issuer contained in this Agreement that are modified by materiality or Material Adverse Effect are true and correct, with the same force and effect as if made on and as of the Closing Date; and
          (B) stating that the Issuer has complied, in all material respects, with all agreements and satisfied all conditions, in all material respects, on its part to be performed or satisfied at or prior to the Closing Date.
     (iii) The Purchaser shall have received on the Closing Date a certificate dated the Closing Date signed by the Secretary of the Issuer certifying (A) the Certificate of Incorporation and Bylaws of the Issuer, (B) the resolutions adopted by the Board of Directors of the Issuer approving the transactions contemplated by this Agreement and the other Operative Documents and (C) as to the incumbency of the officers of the Issuer executing the Operative Documents on behalf of the Issuer.

     (iv) The Issuer shall have executed and delivered the Operative Documents, and the Purchaser shall have received fully executed copies thereof. The Operative Documents shall be in full force and effect as of the Closing Date. The Issuer shall have received the requisite governmental and regulatory approval in connection with each of the Operative Documents to be completed on or before the Closing Date.
     (v) The Conversion Stock shall have been duly listed, subject to notice of issuance, on the Principal Market.
     (vi) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative or regulatory authority (a “Governmental Authority”) which would, as of the Closing Date, prevent the issuance of the Notes or the consummation of any of the other transactions contemplated by the Operative Documents; no action, suit or proceeding shall have been commenced and be pending against or affecting or, to the knowledge of the Issuer, threatened against, the Issuer before any court or arbitrator or any Governmental Authority or an official thereof that, if adversely determined, would be expected to result in a Material Adverse Effect.
     (vii) The Issuer shall have furnished to the Purchaser and counsel to the Purchaser such other certificates or other documents as they may have reasonably requested and as are customary in the transactions contemplated by the Operative Documents.
     (b) The obligations of the Issuer to sell and deliver the Notes to the Purchaser under this Agreement on the Closing Date are subject to the satisfaction of each of the following conditions:
     (i) All the representations and warranties of the Purchaser contained in this Agreement that are not modified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all of the representations and warranties of the Purchaser contained in this Agreement that are modified by materiality or Material Adverse Effect shall be true and correct, in each case, as of the date hereof and on the Closing Date with the same force and effect as if made on and as of the Closing Date. The Purchaser shall have performed all covenants and agreements, in all material respects, and satisfied all conditions, in all material respects, on its part to be performed or satisfied at or prior to the Closing Date.
     (ii) The Issuer shall have received on the Closing Date a certificate dated the Closing Date signed by the Trustee of the Purchaser:
          (A) stating that the representations and warranties of the Purchaser contained in this Agreement that are not modified by materiality or Material Adverse Effect are true and correct, in all material respects, and all representations and warranties of the Purchaser contained in this Agreement that are modified by materiality or Material Adverse Effect are true and correct, with the same force and effect as if made on and as of the Closing Date; and

          (B) stating that the Purchaser has complied, in all material respects, with all agreements and satisfied all conditions, in all material respects, on its part to be performed or satisfied at or prior to the Closing Date.
     (iii) The Purchaser shall have executed and delivered the Operative Documents to which it is a party and the Issuer shall have received fully executed copies thereof. The Operative Documents shall be in full force and effect as of the Closing Date. The Purchaser shall have received the requisite governmental and regulatory approval in connection with each of the Operative Documents to be completed on or before the Closing Date.
     (iv) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority which would, as of the Closing
     Date, prevent the issuance of the Notes or the consummation of any of the other transactions contemplated by the Operative Documents; no action, suit or proceeding shall have been commenced and be pending against or affecting or, to the knowledge of the Purchaser, threatened against, the Purchaser before any court or arbitrator or any Governmental Authority or an official thereof that, if adversely determined, would be expected to result in a material adverse effect on the authority or ability of the Purchaser to perform its obligations under the Operative Documents.
     (v) The Issuer shall have received the Purchase Price, in accordance with Section 3(b) hereof.
     (vi) The Purchaser shall have furnished to the Issuer and counsel to the Issuer such other certificates or documents as they may have reasonably requested and as are customary in the transactions contemplated by this Agreement.
     8. EFFECTIVE DATE OF AGREEMENT AND TERMINATION.
     (A) THIS AGREEMENT SHALL BECOME EFFECTIVE UPON THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE PARTIES HERETO.
     (b) This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:
          (i) by mutual written consent of the Issuer and the Purchaser;
          (ii) by either the Issuer or the Purchaser by providing written notice to the other at any time after July 31, 2009 if the Closing shall not have occurred by reason of the failure of any condition set forth in Section 7(a), in the case of the Purchaser, or Section 7(b), in the case of the Issuer, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in, any representation, warranty, covenant or agreement of this Agreement by the terminating party);

          (iii) by either the Issuer or the Purchaser if a final non-appealable governmental order permanently enjoining or otherwise prohibiting the Closing shall have been issued by a Governmental Authority of competent jurisdiction;
          (iv) by the Purchaser if either (i) there shall be a material breach of, or inaccuracy in, any representation or warranty of the Issuer contained in this Agreement, or (ii) the Issuer shall have breached or violated in any material respect any of its covenants or agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7(a) and cannot be or has not been cured on or before ten (10) Business Days after the Purchaser notifies the Issuer of such breach or violation; or
          (v) by the Issuer if either (i) there shall be a material breach of, or inaccuracy in, any representation or warranty of the Purchaser contained in this Agreement, or (ii) the Purchaser shall have breached or violated in any material respect any of its covenants or agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7(b) and cannot be or has not been cured on or before ten (10) Business Days after the Issuer notifies the Purchaser of such breach or violation.
     (c) Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8(b), this Agreement, other than the provisions of Section 10 (Notices), Section 11 (Applicable Law), Section 12 (Submission to Jurisdiction) and Section 18 (Certain Fees and Expenses) shall then be null and void and have no further force and effect and all other rights, liabilities and obligations of the parties hereunder shall terminate without any liability of any party hereto to any other party hereto except for liabilities arising in respect of intentional breaches under this Agreement by any party hereto on or prior to the Termination Date.
     9. Survival. Except as provided in Section 8(c), the respective representations, warranties and other statements of the Issuer and the Purchaser set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive delivery of and payment for the Notes, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Purchaser, the officers or directors of the Purchaser, any person controlling the Purchaser, the Issuer, the officers or directors of the Issuer, or any person controlling the Issuer and (ii) acceptance of the Notes and payment for them hereunder.
     10. Notices. All statements, requests, notices and agreements (each, a “Notice”) hereunder shall be in writing, and:

     (a) If to the Purchaser, Notices shall be delivered or sent by mail, facsimile transmission or overnight courier to the Purchaser as follows:

Frost Nevada Investments Trust
4400 Biscayne Blvd., 15th Floor
Miami, FL 33137
Attention: Dr. Phillip Frost, Trustee
Facsimile: (305) 575-6049

or to such other address as the Purchaser may designate in writing:

with a copy, which shall not constitute notice, to:

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, FL 33131
Attention: Robert L. Grossman, Esq.
Facsimile: (305) 961-5756
(b) If to the Issuer, Notices shall be delivered or sent by mail, facsimile transmission or overnight courier to the address of the Issuer as follows:

Vector Group Ltd.
100 S. E. Second Street, 32nd Floor
Miami, Florida 33131
Attention: Marc N. Bell
Facsimile: (305) 579-8009

or to such other address as the Issuer may designate in writing,

with a copy, which shall not constitute notice, to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173-1922
Attention: Stephen E. Older, Esq.
Facsimile: (212) 547-5444
Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
     11. APPLICABLE LAW. The validity and interpretation of this Agreement, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of FLORIDA, WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

     12. Submission to Jurisdiction. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND STATE COURTS SITTING IN MIAMI-DADE COUNTY, FLORIDA IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; AND (II) WAIVES (A) ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PURCHASER AND FOR ANY COUNTERCLAIM RELATED TO ANY OF THE FOREGOING AND (B) ANY OBLIGATION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     13. Counterparts. This Agreement may be signed in various counterparts, and by each party in several counterparts, all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic or facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.
     14. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     15. Third Parties. This Agreement shall inure to the benefit of and be binding upon the Purchaser and the Issuer and their respective successors, permitted assigns and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person. No purchaser of the Notes from the Purchaser will be deemed a successor because of such purchase.
     16. Invalidity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
     17. Amendments, Modifications, Waivers, etc. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by all of the signatories hereto.
     18. Certain Fees and Expenses. The Issuer agrees to reimburse the Purchaser for any reasonable costs, fees and expenses incurred by it in connection with the transactions contemplated hereby, regardless of whether or not such transactions are consummated, including (i) any fees in connection with filings and notifications required under the HSR Act in order to permit the Purchaser to convert any or all of the Notes and (ii) all reasonable legal and accounting fees. Notwithstanding any termination of this Agreement, the Issuer shall be liable for and shall pay all expenses which it has agreed to pay pursuant to Section 4(g) hereof.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the date first written above.

Very truly yours, VECTOR GROUP LTD.
By:	/s/ J. Bryant Kirkland III
	Name:	J. Bryant Kirkland III
	Title:	Vice President and Chief Financial Officer

     Accepted and Agreed to:
FROST NEVADA INVESTMENTS TRUST

By:	/s/ Phillip Frost, M.D.
	Name:	Phillip Frost, M.D.
	Title:	Trustee

SCHEDULE 5(a)
LIST OF SUBSIDIARIES
     The Issuer’s Subsidiaries, including the jurisdiction of incorporation of each and the names under which such Subsidiaries conduct business is set forth below. In the case of each Subsidiary which is indented, its immediate parent owns beneficially all of the voting securities.

VGR Holding LLC	Delaware
Liggett Group LLC	Delaware
Vector Tobacco Inc.	Virginia
Liggett Vector Brands Inc.	Delaware
New Valley LLC	Delaware

     Not included above are other Subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.